UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARIBA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARIBA, INC.

910 Hermosa Court

Sunnyvale, California 94085

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Ariba, Inc., which will be held at Ariba’s Atlanta office, located at 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA on January 20, 2012, at 10:00 a.m. Eastern Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting in person or not, I hope you will vote your shares as soon as possible. I encourage you to vote electronically via the Internet or by telephone prior to the meeting or, if you request paper materials, to sign and return your proxy card, so that your shares will be represented and voted at the meeting even if you cannot attend. As discussed in the Proxy Statement, voting electronically via the Internet, by telephone or by returning the proxy or voting instruction card does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Ariba. We look forward to seeing you at the Annual Meeting.

Sincerely,

ROBERT M. CALDERONI
Chairman of the Board of Directors and Chief Executive Officer

Sunnyvale, California

December 8, 2011

ARIBA, INC.

910 Hermosa Court

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 20, 2012

The Annual Meeting of Stockholders of Ariba, Inc. will be held at Ariba’s Atlanta office, located at 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA on January 20, 2012, at 10:00 a.m. Eastern Time for the following purposes:

1. To elect three (3) members of the Board of Directors to serve until the 2015 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012; and

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on December 1, 2011, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s principal executive offices located at 910 Hermosa Court, Sunnyvale, California 94085 during ordinary business hours for the ten-day period prior to the Annual Meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes these rules allow the Company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting of Stockholders.

By Order of the Board of Directors

Ahmed Rubaie
Executive Vice President and Chief Financial Officer

Sunnyvale, California

December 8, 2011

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, OR, IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, BY PROMPTLY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 2 OF THE 2012 PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

ARIBA, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 20, 2012

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Ariba, Inc., a Delaware corporation (“Ariba,” the “Company”, or “our”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Ariba’s Atlanta office, located at 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA on January 20, 2012, at 10:00 a.m. Eastern Time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first distributed or made available on or about December 8, 2011 to stockholders entitled to vote at the Annual Meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement (“2012 Proxy Statement”).

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s common stock, $0.002 par value (the “Common Stock”), is the only type of security entitled to vote at the Annual Meeting. On December 1, 2011, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 99,350,000 shares of Common Stock outstanding. Each stockholder of record on December 1, 2011 is entitled to one vote for each share of Common Stock held by such stockholder on December 1, 2011. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative, negative and withhold votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal No. 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2. The advisory vote on executive compensation requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. As an advisory vote, the outcome of the vote on this proposal is not binding upon Ariba. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

Proposal No. 3. The advisory vote on the frequency of an advisory vote on executive compensation that receives the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal. However, because this vote is advisory and not binding on the Board of Directors or Ariba in any way, the Board may decide that it is in the best interests of our stockholders and Ariba to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Proposal No. 4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012 requires the affirmative vote of a majority of those votes present in person or by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Voting of Shares

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, ComputerShare, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we furnish proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet or over the telephone. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Shares of Common Stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of Common Stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone, or if you have requested a hard copy of these proxy materials, by returning the proxy or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. If you hold your shares directly as the stockholder of record and do not provide directions in your proxy, your proxy will be voted FOR the nominees for election to the Board of Directors, FOR approval of executive compensation, FOR approval of an advisory vote on executive compensation once every year, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent public accountants, but do not have discretion to vote on non-routine matters such as director elections and compensation plans. We encourage you to provide instructions to your broker regarding the voting of your shares.

Revocability of Proxies

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Chief Financial Officer of the Company at the Company’s Atlanta office at 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA 30009 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Proxy Solicitation Costs

The Company has retained Georgeson, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Georgeson $8,500, plus reimbursement for reasonable out-of-pocket expenses associated with this work.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the close of business on December 1, 2011 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of record holders on the record date prior to your being admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement prior to December 1, 2011, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of its members, other than Robert M. Calderoni, Ariba’s Chief Executive Officer, is an “independent director” as described in the listing standards of The Nasdaq Global Select Market (“Nasdaq”).

Board of Directors Leadership Structure

Currently, the Company’s Chief Executive Officer, Robert M. Calderoni, also serves as Chairman of the Board of Directors. The Board of Directors believes that the current Board of Directors’ leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Calderoni’s crucial leadership and experience in the Company’s business. Serving as Chairman of the Board of Directors since 2003 and Chief Executive Officer since 2001, Mr. Calderoni has been the director most capable of effectively identifying strategic priorities, leading critical discussion and executing the Company’s strategy and business plans. Mr. Calderoni possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company. Independent directors and management sometimes have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings company-specific experience and expertise. The Board of Directors believes that Mr. Calderoni’s combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers.

Currently, Robert E. Knowling serves as the Company’s lead independent director. The lead independent director presides over the meetings of the independent directors, serves as a liaison between the independent directors and the Chairman of the Board of Directors and Chief Executive Officer, and has such other authority as generally held by a lead independent director and as the independent directors shall determine from time to time.

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2011, the Board of Directors held 10 meetings and acted by written consent in lieu of a meeting on one occasion. For the fiscal year ended September 30, 2011, each of the current directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served. All of Ariba’s directors are encouraged to attend the Annual Meeting. All of Ariba’s directors were in attendance either by person or by telephone at Ariba’s 2011 annual meeting of stockholders, except Mr. Johnson.

During the fiscal year ended September 30, 2011, the Board of Directors had an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Equity Incentive Committee.

The Board of Directors and other committees routinely held executive sessions during the fiscal year ended September 30, 2011 where Mr. Calderoni was not present.

Audit Committee. During the fiscal year ended September 30, 2011, the Audit Committee of the Board of Directors (the “Audit Committee”) held 11 meetings and did not act by written consent in lieu of a meeting on any occasion. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including (i) the selection of the Company’s independent registered public accounting firm, (ii) the scope of the independent registered public accounting firm’s service and annual audit fees to be paid to the Company’s independent registered public accounting firm, (iii) the performance of the Company’s independent registered public accounting firm, (iv) the accounting practices of the Company and (v) oversight of the Company’s enterprise risk management activities. The chair of the Audit Committee is Mr. Monahan, and the other members of the Audit Committee are Messrs. Kashnow and Johnson and Ms. Edelman. The Board of Directors has determined that each member of the Audit Committee is independent as described in applicable Nasdaq listing standards. The Board of Directors has also determined that Mr. Monahan is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and Exchange Commission. A copy of the Audit Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

Corporate Governance and Nominating Committee. During the fiscal year ended September 30, 2011, the Corporate Governance and Nominating Committee of the Board of Directors (the “Corporate Governance and Nominating Committee”) held three meetings and did not act by written consent in lieu of a meeting on any occasion. The Corporate Governance and Nominating Committee (i) reviews, considers developments in and makes recommendations to the Board of Directors regarding corporate governance policies and procedures for the Company, (ii) makes recommendations to the Board of Directors regarding candidates for membership in the Board of Directors and regarding the size and composition of the Board of Directors, and (iii) establishes procedures for the nomination process. The chair of the Corporate Governance and Nominating Committee is Mr. Kashnow, and the other members of the Corporate Governance and Nominating Committee are Mr. Newkirk and Ms. Edelman. A copy of the Corporate Governance and Nominating Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

Compensation Committee. During the fiscal year ended September 30, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) held 16 meetings and did not act by written consent in lieu of a meeting on any occasion. The Compensation Committee (i) administers the Company’s stock plans, (ii) reviews the performance of, and establishes compensation programs for, the executive officers of the Company and (iii) reviews the compensation programs for other key employees, including salary and cash bonus levels and option and restricted stock grants under the Company’s stock plans. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee at present engages an outside consultant on a regular basis to advise it on the Company’s compensation practices. Additional information on the roles and responsibilities of the outside compensation consultant is provided under “Executive Compensation and Related Information” beginning on page 14 of this Proxy Statement. The chair of the Compensation Committee is Mr. Wallman and the other members of the Compensation Committee are Messrs. Newkirk and Knowling. A copy of the Compensation Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee was formed in April 1999, and Messrs. Wallman, Newkirk and Knowling served as members during fiscal year 2011. None of these individuals was at any time during fiscal year 2011, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Equity Incentive Committee. During the fiscal year ended September 30, 2011, the Equity Incentive Committee of the Board of Directors (the “Equity Incentive Committee”) held no meetings and acted by written consent in lieu of a meeting on 32 occasions. The Equity Incentive Committee administers the Company’s equity incentive plans with respect to persons other than directors and executive officers of the Company. With respect to each calendar quarter, its authority is limited to grants of not more than 50,000 options per person per quarter and not more than 25,000 restricted shares or restricted stock units per person per quarter. The sole member of the Equity Incentive Committee is Mr. Calderoni.

Board of Director’s Role in Risk Oversight

Risk is inherent with every business and the Company faces a number of risks, including strategic, financial, operational, legal/compliance and reputational risks. The Company’s management is responsible for the day-to-day management of the risks that the Company faces. The Board of Directors as a whole has responsibility for oversight of enterprise risk management. The Audit Committee oversees the Company’s enterprise risk management activities under direction of the Board of Directors, including reviewing policies and procedures to assess and manage exposure to enterprise risk. The role of the Board of Directors is supported by management reporting processes that are designed to provide the Board and committees visibility into the identification, assessment, and management of critical risks.

Risk Assessment of Compensation Policies and Practices

The Board of Directors has assessed, with the assistance of the Compensation and Audit committees, the compensation policies and practices for its employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The assessment included consideration of the following factors, which have been identified by the Securities and Exchange Commission as areas of potential concern for companies:

•	If a business unit carries a significant portion of the company’s risk;

•	If compensation is structured in a significantly different manner among different business units;

•	If one business unit is significantly more profitable than other business units;

•	If compensation expense is a particularly significant percentage of a business unit’s revenues; and

•	If compensation policies vary significantly from the overall risk and reward structure of the company.

The Company’s compensation plans, which are reviewed annually, are designed to align management objectives with investor interests and to focus on paying for individual performance and results. Compensation of executives, including named executive officers, focuses on both short-term (cash bonus) and long-term (performance-based equity grant) performance to reduce the risk of undue focus on short-term goals at the expense of long-term goals, or vice versa. The Company does not have independently operating business units and seeks to ensure that payments under bonus plans are based on overall Company performance metrics which further aligns bonus payments with Company performance. The Board of Directors believes that none of the concerns specifically identified by the Securities and Exchange Commission are present in the Company’s compensation policies and practices.

Consideration of Director Nominees

Director Qualifications

In assessing the appropriate size and composition of the Board of Directors, the Corporate Governance and Nominating Committee considers bona fide candidates from all relevant sources, including current members of the Board of Directors, professional search firms, stockholders and other persons. The minimum qualifications and skills that each director should possess include (i) the highest professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest, (iii) a commitment to enhancing stockholder value and (iv) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In addition, the Corporate Governance and Nominating Committee considers (i) various and relevant career experience, (ii) relevant skills, such as an understanding of the software business, software development, technology, finance, marketing and international commerce, (iii) financial expertise and (iv) diversity. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, diversity is, as noted above, one of the factors our Corporate Governance and Nominating Committee considers in conducting its assessment of director nominees.

The Corporate Governance and Nominating Committee and the Board of Directors believe that the above-mentioned attributes, along with the leadership skills and other experiences of its board members described on pages 11-13 below, provide Ariba with a diverse range of perspectives and judgment necessary to guide Ariba’s strategies and monitor their execution.

Stockholder Recommendations and Nominees

Stockholders may propose director candidates for consideration by the Corporate Governance and Nominating Committee. Any such recommendations should be directed to the Secretary of the Company at Ariba’s headquarters at the address set forth above. In addition, the Company’s bylaws permit stockholders to nominate directors at an annual meeting of stockholders. To nominate a director, a stockholder must (i) give timely notice thereof in writing to the Secretary of the Company in accordance with the Company’s bylaws, which require that notice be received by the Secretary of the Company within the time periods described below (see “Stockholder Proposals for 2013 Annual Meeting”) and (ii) have acted in accordance with the representations set forth in a solicitation statement required by the Company’s bylaws.

Stockholder Communications with Directors

Any stockholder wishing to send written communications to the Board of Directors or a specified individual director may do so by sending them to Ariba’s headquarters at 910 Hermosa Court, Sunnyvale, California 94085, Attn: General Counsel. The Company’s General Counsel will relay all such communications to the Board of Directors, or individual members, as appropriate.

Stock Ownership Guidelines

In 2007, the Board of Directors adopted stock ownership guidelines to enhance alignment of the interests of Ariba’s executive officers and directors with the interests of stockholders and to promote the Company’s commitment to sound corporate governance. The stock ownership guidelines were amended in 2008. The stock ownership guidelines are effective for all of the Company’s current executive officers and directors, and as of September 30, 2011, all of the Company’s executive officers and directors have met their targets. Any future executive officer or director has five years from the date of appointment or election, as applicable, to meet his or her target. The stock ownership guidelines are as follows:

Chief Executive Officer	3 times salary
All other Executive Officers	1 times salary
Non-Management Directors	10,000 shares of Common Stock

Stock ownership will be deemed to include shares owned outright by the individual or his or her immediate family members; shares held in a 401(k) account; restricted stock issued, whether or not vested; shares held in trust for the benefit of the participant or his or her immediate family; and vested or unvested performance share awards, assuming achievement of target-level performance. The definition of stock expressly includes restricted stock units and performance share awards.

Failure to meet or to show sustained progress toward meeting the stock ownership guidelines may result in a reduction in an executive officer’s or director’s future long-term incentive grants and also may result in a requirement to retain all stock acquired through Company grants of equity.

Code of Ethics

In 2005, the Company adopted a Code of Business Conduct (the “Code of Conduct”). The Company requires all directors, officers, and employees to conduct themselves according to the Code of Conduct and to seek to avoid even the appearance of improper behavior. Employees are encouraged to talk to managers or other appropriate personnel about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. The Code of Conduct is posted on the Company’s web site, and the Company also intends to post any future amendments to, or waivers granted to our executive officers, from a provision of the Code of Conduct.

Corporate Governance Document Availability

The charters of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee, the Corporate Governance Guidelines, the Code of Conduct, Policies and Procedures with respect to Related Person Transactions and the Stock Ownership Guidelines may be accessed on the Company’s web site www.ariba.com by clicking on the “Corporate Governance” section in the “Investor Relations” section. Printed copies of these documents are available upon request by contacting the General Counsel’s office, at the address noted above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table sets forth, as of October 31, 2011, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the 2011 Summary Compensation Table on page 26 and (iii) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned as of October 31, 2011
Beneficial Owner	Number of Shares(1)	Percentage of Class(2)
FMR LLC(3)	9,648,381	9.7
82 Devonshire Street, Boston, Massachusetts 02109

The Bank of New York Mellon Corporation(4)	6,530,063	6.5
One Wall Street, 31st Floor New York, New York 10286

T. Rowe Price Associates, Inc.(5)	10,455,653	10.5
100 East Pratt Street Baltimore, Maryland 21202

Robert M. Calderoni	510,438	*

Harriet Edelman	27,180	*

Robert D. Johnson	22,587	*

Richard A. Kashnow(6)	72,449	*

Robert E. Knowling, Jr.(7)	14,972	*

Thomas F. Monahan(6)	83,144	*

Karl E. Newkirk(8)	131,484	*

Richard F. Wallman(9)	55,844	*

Kevin S. Costello	240,412	*

Kent L. Parker	181,071	*

Ahmed Rubaie	149,810	*

All current directors and executive officers as a group (11 people)	1,489,391	1. 5%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days of October 31, 2011 for the purpose of computing the percentage ownership of the person holding those options, but not for the purpose of computing the percentage ownership of any other person.
(2)	Based on 99,730,000 shares of Common Stock outstanding as of October 31, 2011.
(3)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011 by FMR LLC. FMR LLC, may be deemed to beneficially own 9,648,381 shares. FMR LLC has sole power to vote or to direct the vote of 3,631,035 shares and sole power to dispose or to direct the disposition of 9,648,381 shares. This includes 5,775,446 shares beneficially owned by Fidelity Management & Research Company, a subsidiary of FMR LLC. Edward C. Johnson 3rd and FMR LLC, through control of Fidelity, has power to dispose of 5,775,446 shares and as a result of certain voting arrangements, members of the family of Edward C. Johnson 3rd, may be deemed to form a controlling group with respect to FMR and thus may be deemed to be beneficial owners of the shares beneficially owned by FMR. Pyramis Global Advisors, LLC is an indirect wholly-owned subsidiary of FMR LLC and is the beneficial owner of 540,496 shares. Pyramis Global Advisors Trust Company is an indirect wholly-owned subsidiary of FMR LLC and is the beneficial owner of 2,352,330 shares. FIL Limited is the beneficial owner of 980,109 shares.

(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2011 by The Bank of New York Mellon Corporation, MBC Investment Corporation, Neptune LLC, Mellon International Holdings S.A.R.L., BNY Mellon International Asset Management Group Limited, Newton Management Limited, and Newton Investment Management Limited. The Bank of New York Mellon Corporation is the beneficial owner of, and has sole voting power with respect to, 6,202,127 shares, shared voting power with respect to 134,424 shares, sole dispositive power with respect to 6,529,913 shares and shared dispositive power with respect to 10 shares.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on September 9, 2011 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc, may be deemed to beneficially own 10,455,653 shares. T. Rowe Price Associates, Inc. has sole voting power of 2,341,900 shares and sole dispositive power of 10,455,653 shares.
(6)	Includes stock options exercisable within the next 60 days totaling 62,500 shares of Ariba Common Stock.
(7)	Includes stock options exercisable within the next 60 days totaling 6,666 shares of Ariba Common Stock.
(8)	Includes stock options exercisable within the next 60 days totaling 79,516 shares of Ariba Common Stock.
(9)	Includes stock options exercisable within the next 60 days totaling 25,000 shares of Ariba Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s certificate of incorporation provides for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Ariba currently has authorized eight directors. The class of directors standing for election at the Annual Meeting consists of three directors. The three directors will be elected at the Annual Meeting to serve until the 2015 annual meeting of stockholders of Ariba or until their successors are elected and qualified.

The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of December 1, 2011, their positions and offices held with Ariba and certain biographical information are set forth below.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this 2012 Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The three Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Ariba. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than three individuals.

Nominee	Age	Year Term Expires	Positions and Offices Held with the Company
Harriet Edelman	55	2015	Director
Richard A. Kashnow	69	2015	Director
Robert D. Johnson	64	2015	Director

Harriet Edelman has served as a director of the Company since July 2008. Ms. Edelman currently is Vice Chairman of Emigrant Savings Bank. From 1979 to 2008, Ms. Edelman was employed at Avon Products, Inc., a leading global beauty company with over $10 billion in annual revenue. Ms. Edelman held a number of leadership roles at Avon Products throughout her career and most recently served as Senior Vice President & CIO. Ms. Edelman also serves as a director of Brinker International, Inc., an owner, operator and franchisor of restaurants, and serves on the Board of Trustees of Bucknell University and the New York Blood Center. Ms. Edelman holds a Bachelor of Music degree from Bucknell University and a Master of Business Administration from Fordham University. Ms. Edelman brings her experience as a senior officer in a worldwide retail company in areas of information technology and supply chain management, experience and knowledge as a senior executive in banking and financial services, and experience serving as a director on public company boards for over ten years. She provides a unique insight into the strategic integration of technology into a large retail company environment as well as understanding of finance and global supply chain matters.

Richard A. Kashnow has served as a director of the Company since April 2003. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with GE, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a Captain. He also serves on the board of Electronics for Imaging, Inc. a public company specializing in printing technology and print management solutions and in the past five years has served as a member of the boards of ParkerVision, Inc., ActivIdentity, Inc., Pillar Data Systems, and Komag, Incorporated. Mr. Kashnow received a Ph.D. in physics from Tufts

University in 1968 and a BS in physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Robert D. Johnson has served as a director of the Company since January 2005. From August 2006 to July 2008, Mr. Johnson served as Chief Executive Officer of Dubai Aerospace Enterprise, an aerospace, manufacturing and services corporation. From January 2005 to January 2006, Mr. Johnson was the Chairman, Aerospace of Honeywell Aerospace, a division of Honeywell Inc., a supplier of aircraft engines, equipment, systems and services. From 2000 to 2005, Mr. Johnson was the President and Chief Executive Officer of Honeywell Aerospace. In 1999 and 2000, he was President and Chief Executive Officer of AlliedSignal Aerospace, a division of AlliedSignal Inc., a supplier of aircraft engines, equipment, systems and services. From 1997 until 1999, he was President and Chief Executive Officer of Electronic and Avionics Systems, AlliedSignal Aerospace. In addition to serving as a director of the Company, Mr. Johnson is also a member of the boards of directors of Spirit Aerosystems Holdings, Inc., Roper Industries Inc and Spirit Airlines, Inc. and in the past five years has served as a member of the board of Phelps Dodge Corporation. Mr. Johnson holds a Bachelor of Arts degree in economics and mathematics from Miami University (Ohio). Mr. Johnson brings valuable knowledge in marketing, sales and production from his career. His management leadership skills provide the Board with guidance in compensation and management issues.

Our Board of Directors recommends a vote “For” the Nominees listed above.

Set forth below is information regarding each of the continuing directors of Ariba, including his or her age as of December 1, 2011, the period during which he or she has served as a director, and certain information as to principal occupations and directorships held by him or her in corporations whose shares are publicly registered.

Continuing Directors—Term Ending in 2013

Thomas F. Monahan, age 62, has served as a director of the Company since July 2003. In 2003, after six years as Dean of the College of Commerce and Finance at Villanova University, he returned to the faculty in the John M. Cooney Endowed Professorship in Accounting. Mr. Monahan received his Ph.D. in Accounting from Temple University, his Master of Business Administration in Finance from Rutgers University and his Bachelor of Science degree in Economics from Hofstra University. He is a Certified Public Accountant. Mr. Monahan possesses knowledge of accounting and finance that strengthens the Board’s collective knowledge, capabilities and experience.

Karl E. Newkirk, age 70, has served as a director of the Company since July 2004. From August 2003 to July 2004, Mr. Newkirk served as a director of FreeMarkets, Inc., which the Company acquired in July 2004. From 1963 to 2001, Mr. Newkirk was employed at Accenture, Ltd (formerly known as Andersen Consulting), where he was a partner from 1972 through 2001, when Andersen Consulting became a public company. Mr. Newkirk held a number of leadership roles throughout his career at Accenture, most recently serving as the Managing Partner of the Global Enterprise Business Solutions Practice and of the Microsoft Alliance. Mr. Newkirk holds an undergraduate degree in Industrial Engineering from Case Institute of Technology and a Master of Business Administration from Case Western Reserve University. Mr. Newkirk’s prior role as a director of FreeMarkets, and his extensive experience as a consultant to companies with respect to information systems and technology, provides significant insight and expertise to our Board.

Richard F. Wallman, age 60, has served as a director of the Company since October 2002. From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). In addition to serving as a director of the Company, he is also a member of the boards of directors of Convergys Corporation, Roper Industries Inc., Dana Holding Corporation, Charles River Laboratories

International, Inc. and Tornier, Inc. and in the past five years has served as a member of the boards of Avaya, Inc., Lear Corporation, Hayes-Lemmerz International, Inc. and ExpressJet Holdings, Inc. Mr. Wallman holds a degree in electrical engineering from Vanderbilt University and a Master of Business Administration from the University of Chicago Graduate School of Business. Mr. Wallman’s leadership experience, including CFO experience and outside board experience, provides him with an informed understanding of the financial issues and risks that affect the Company.

Continuing Directors—Term Ending in 2014

Robert M. Calderoni, age 51, has served as Chairman of the Board of Directors since July 2003 and as the Company’s Chief Executive Officer and a director since 2001. From 2001 to 2004, Mr. Calderoni also served as the Company’s President. In 2001, Mr. Calderoni served as the Company’s Executive Vice President and Chief Financial Officer. In addition to serving as a director of the Company, he is also a member of the boards of directors of Juniper Networks, Inc. and KLA-Tencor Corporation. Mr. Calderoni holds a Bachelor of Science degree in accounting and finance from Fordham University. As the Chief Executive Officer of the Company, Mr. Calderoni is able to provide the Board with an understanding of the Company’s products and technology as well as provide expert perspective on industry trends and opportunities. Mr. Calderoni’s experience with the Company offers the Board insight to the evolution of the Company, including from execution, cultural, operational, competitive and industry points of view. See also “Corporate Governance—Board of Directors Leadership Structure” on page 4.

Robert E. Knowling, Jr., age 56, has served as a director of the Company since July 2000 and currently serves as the Company’s lead independent director. Mr. Knowling is currently Chairman of Eagles Landing Partners. From June 2005 to March 2009, Mr. Knowling served as Chief Executive Officer of Telwares Communications, LLC (formerly Vercuity Solutions, Inc.), a supplier of telecom expense management services. From January 2003 to May 2005, Mr. Knowling served as Chief Executive Officer of the New York Leadership Academy at the New York City Board of Education. From 2001 to 2003, Mr. Knowling served as Chairman and Chief Executive Officer of SimDesk Technologies, a software development company. Mr. Knowling served as President and Chief Executive Officer of Covad Communications Company, a broadband service provider, from 1998 to 2000. He also served as Chairman of the Board of Directors of Covad in 1999 and 2000. In addition to serving as a director of the Company, he is also a member of the boards of directors of Heidrick & Struggles International, Inc. and Roper Industries, Inc and in the past five years has served as a member of the boards of Immune Response Corporation and Aprimo, Inc. Mr. Knowling holds a Bachelor of Arts degree in theology from Wabash College and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Business. Mr. Knowling brings to the Board a broad array of institutional knowledge and historical perspective on our business. Having served in senior corporate management roles since 1996, including as a Chief Executive Officer, Mr. Knowling is able to deliver important insights to our management team and other directors on subjects ranging from executive compensation and corporate governance to procurement and technology matters.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Named Executive Officers

This section and the “Executive Compensation Tables” section that follows provide information relating to our executive compensation programs and the compensation paid to or accrued for the Company’s named executive officers during fiscal year 2011. Our named executive officers are determined in accordance with Securities and Exchange Commission rules. For fiscal year 2011, our named executive officers included all of our executive officers, Robert M. Calderoni, Kevin S. Costello, Kent L. Parker and Ahmed Rubaie (collectively, the “named executive officers”).

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Compensation Committee is responsible for approving the general components of and individual arrangements under, and overseeing operation of, our compensation program for the named executive officers. See discussion about the Compensation Committee’s responsibilities and information about its members above in the section entitled “Corporate Governance—Board of Directors Meetings and Committees—Compensation Committee.”

The components of our compensation program, which are discussed in more detail below, include base salary, annual cash bonus, equity incentive awards, benefits in the event of termination of employment under certain circumstances and certain other benefits generally offered to all Company employees. In fiscal year 2011, the Company continued its practice of offering a compensation program for our named executive officers that is highly performance-based, with a significant portion of annual total compensation at risk in the event specified performance goals are not achieved or are achieved at a level below target level performance. The fiscal year 2011 performance criteria applicable to our named executive officers were designed to support the Company’s financial and operational goals for the year.

Overview of 2011 Developments

The Company’s performance in fiscal year 2011 reflected growth in the Company’s major revenue streams and non-GAAP net income from continuing operations. In particular, the Company’s higher margin subscription software revenues were $275.7 million, an increase of 58% year over year. The Company’s network revenues, a component of subscription revenues, were $119.7 million, an increase of 192% year over year. Total revenues were $443.8 million, an increase of 39% year over year. The Company’s acquisition of Quadrem in January 2011, which also saw growth during the year, contributed significantly to the Company’s growth in network revenues. Network revenues also increased because of higher volumes, more chargeable relationships and a pricing modification. The Company also experienced growth in its sales of software by expanding existing customer relationships and acquiring new customers. The Company’s services revenues grew to $108.7 million, a 37% year over year growth. In fiscal year 2011, the Company simplified its business model by divesting its sourcing services business to Accenture, and expanded its geographic reach to the Southern hemisphere and in emerging markets by acquiring Quadrem, which has also provided the Company with the ability to cross-sell the Company’s software applications in those markets. Non-GAAP net income is defined in “Executive Compensation and Related Information—Bonus” on page 18.

As a result of these financial results, the performance-based aspects (annual cash bonus and performance stock unit awards) of our executive compensation programs for fiscal year 2011 were achieved and paid above target level.

For more information about the Company’s performance in fiscal year 2011, please refer to our Annual Report on Form 10-K for fiscal year 2011 filed with the Securities and Exchange Commission on November 10, 2011.

Compensation Philosophy and Objectives

The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. Additionally, executive compensation is designed to enable the Company to attract, retain and motivate qualified executives who are able to contribute to the long-term success of the Company.

The following specific strategies are generally utilized to guide the Company’s executive compensation decisions:

•	Compensate Competitively. The Company’s compensation programs should allow it to attract and retain the highly-qualified executive talent it needs to execute successfully its business strategy.

•	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of the Company.

•

Pay for Performance. If an executive performs above expectations, then the executive should be rewarded with a higher level of total compensation. Similarly, if performance is below expectations, then there should be a lower level of total compensation, including the possibility of no variable compensation.

In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with similarly situated companies in the high tech industry. The Compensation Committee also considers before finalizing individual compensation decisions the retention risk presented by the individual officer.

Compensation Consultants

As it has since September 2008, the Compensation Committee retained Mercer as its compensation consultant for fiscal years 2011 and 2012. Mercer did not undertake any work directly for the Company, except the work completed for the Compensation Committee or its members. The Compensation Committee retained Mercer to ensure that it would receive independent advice on and market information relevant to compensation decisions. Representatives of Mercer attended 12 meetings of the Compensation Committee during fiscal year 2011. Topics that were addressed at many of these meetings included named executive officer compensation for fiscal year 2011.

During the course of its work in fiscal year 2011 and to date in fiscal year 2012, Mercer assisted the Compensation Committee by summarizing key trends in equity compensation, evaluating the Company’s total compensation package offered to executives in light of the Company’s compensation objectives and philosophy, reviewing and providing advice related to the executive compensation programs of the peer group of companies that the Company considers when evaluating its own program and supplying relevant market data when requested. Mercer also assisted the Compensation Committee with evaluating whether to include any proposals related to the Company’s equity compensation program in its proxy statement for the 2011 annual meeting and worked with the Compensation Committee with the assistance of the Company personnel to prepare and present Proposal No. 2 in the Company’s proxy statement for the 2011 annual meeting related to an amendment to the Company’s 1999 Equity Incentive Plan to increase the number of shares available for future grants.

Peer Group Companies

Each year the Compensation Committee reviews compensation practices at the peer group companies to ensure that each component of compensation for named executive officers, when taken as a whole, reflects market practices, supports our executive retention objectives and is internally equitable among our executives. The Compensation Committee also considers a number of other factors in setting compensation levels for named executive officers. These include (i) the relative mix between fixed and variable compensation and between short-term and long-term incentive compensation, (ii) the individual’s experience, skills, seniority and performance, (iii) market trends in compensation, (iv) the Company’s performance, and (v) internal fairness.

As a result, the Compensation Committee only uses market data to provide context and considers a number of other factors when determining individual components of compensation, rather than targeting a specific percentile or range of percentiles of compensation at the peer group companies.

In order to determine the peer group for fiscal year 2011 (the “2011 Peer Group”), the Compensation Committee relied on Mercer’s peer group development process to yield selection criteria for identifying comparable companies based on two primary criteria: the Company’s business and its revenue. Ariba’s business criteria included technology companies that provide various financial, sales and other solutions. In general, companies with a revenue range of $125 million to $750 million were considered, although four companies—Brocade, Salesforce, Cadence and Sybase—were outside of this range, but were included to reflect the labor market from which Ariba attracts candidates.

Through this process, the Compensation Committee selected a 2011 Peer Group consisting of the following companies, which were the same peer group companies as Mercer had recommended and the Compensation Committee had selected for fiscal years 2009 and 2010:

• Actuate Corporation	• Advent Software	• Aspen Technology
• Blackboard, Inc.	• Brocade Communications Systems	• Cadence Design Systems
• Concur Technologies	• Epicor Software	• EPIQ Systems
• JDA Software	• Kenexa	• Manhattan Associates
• MicroStrategy Incorporated	• Openwave Systems	• Radiant Systems
• Salesforce.com	• Sybase	• TIBCO Software

The 2011 Peer Group had actual median revenue of $346 million for fiscal year 2009, which was similar to the Company’s fiscal year 2010 revenue of $361 million. The Company’s revenue for fiscal year 2010 consists of revenue from continuing operations of $320 million and revenue from discontinued operations of $41 million.

In order to determine the peer group for fiscal year 2012 (the “2012 Peer Group”), the Compensation Committee reviewed the 2011 Peer Group using Mercer’s peer group development process. Through this process, the Compensation Committee determined that it would not make changes to the peer group constituency for fiscal year 2012 other than removing Sybase, which was acquired and ceased to be an independent public company in May of 2010.

Role of Named Executive Officers and Management in Compensation Decisions

While the Compensation Committee has overall responsibility with respect to overseeing and determining the named executive officer compensation programs, various other individuals are involved in this process. The Company’s Senior Vice President of Human Resources works directly with the chair of the Compensation Committee, the Chief Executive Officer and other management of the Company and the compensation consultant to ensure that compensation-related activities and decisions are completed according to a time and responsibility schedule. The performance criteria for the Company’s Chief Executive Officer for fiscal year 2011 were developed and evaluated by the Compensation Committee, in consultation with its compensation consultant, in support of the Company’s financial and operational goals for the year. The Compensation Committee determines the compensation of the other named executive officers in consultation with its compensation consultant and the Chief Executive Officer. As all performance criteria used for fiscal year 2011 were the same for all named executive officers and involved only corporate-level (as opposed to individual or business unit) objectives, achievement of the criteria are monitored and reported to the Committee by the Chief Executive Officer, with the support of his staff.

Compensation Components

Our named executive officer compensation program for fiscal year 2011 consists of the following principal components:

•	base salary;

•	annual cash incentive bonus;

•	equity incentive awards, consisting of performance-based stock units;

•	benefits in the event of termination of employment under certain circumstances; and

•	certain other benefits generally available to all salaried employees.

The Compensation Committee uses (i) base salaries to provide a minimum, fixed level of cash compensation for the executive officers, (ii) annual cash bonuses to incentivize and reward executive officers for the Company achieving key shorter-term financial and operating results, (iii) equity-based incentive awards to incentivize and reward executive officers for the Company achieving key longer-term strategic initiatives, as well as to align their interests with those of stockholders; and (iv) employment termination-related benefits to retain key executive officers, keep them focused on the Company’s business during periods when circumstances might otherwise result in their being distracted and considering other employment opportunities, and ensure that our compensation programs remain competitive. The Committee believes that the majority of the executive officers’ total compensation should consist of long-term equity incentive compensation, rather than cash, which is primarily tied to shorter-term performance.

Base Salary

Base salary represents the portion of each named executive officer’s total compensation that is fixed, or not at risk. The Compensation Committee reviews each named executive officer’s base salary annually, and it makes adjustments after considering the amount of time since the individual executive’s last salary adjustment, the total compensation package, including cash incentives and equity-based incentives, the contributions to the Company’s success, as well as other factors including competitive market factors.

With respect to fiscal year 2011, in September 2010 the Compensation Committee reviewed with input from Mercer the executive officers’ cash compensation history in light of the compensation philosophy and objectives. As a result of this review, the Compensation Committee determined that base salary was at an appropriate level for Messrs. Calderoni, Costello and Rubaie and it made no adjustments to their base salary. The base salary amounts for those individuals in fiscal year 2011 were $675,000, $500,000 and $400,000, respectively. The Committee decided that base salary for Mr. Parker should be adjusted given his expanding role with the Company, as determined in the prior year, and his performance over the prior year. The Compensation Committee therefore increased Mr. Parker’s annual base salary from $375,000 to $400,000, effective as of the beginning of fiscal year 2011.

Bonus

The Company’s cash bonus program for executive officers is designed to allow the Company to offer cash bonus opportunities to executive officers whose individual efforts contribute to achievement of the Company’s corporate-level performance. The Compensation Committee administers this bonus program with the intent that under it an individual officer’s opportunity for a more significant bonus payment increases when both Ariba and the officer achieve higher levels of performance.

The Company’s cash bonus program for the fiscal year ended September 30, 2011, as in prior fiscal years, was administered through the Ariba Bonus Plan—Executive Officers. Under this plan, an annual target bonus amount is assigned to each participant as soon as reasonably practicable after the beginning of the fiscal year, with 50% of the actual bonus amount determined on the basis of the Company’s annual non-GAAP net income and 50% determined on the basis of the Company’s annual non-GAAP revenue. Actual payments under the bonus plan can range from 0% to 200% of the target bonus amount specified for an individual. The Ariba Bonus Plan was structured to encompass key annual targets that the Compensation Committee believes are important for measuring short-term Company performance and enhancing stockholder value. Specifically, the Compensation Committee uses non-GAAP measures of revenue and net income because it believes that these metrics are used by the Board of Directors and investors in evaluating the Company’s performance. “Non-GAAP revenue” under the Bonus Plan means revenue excluding the impact of purchase accounting adjustment-deferred revenue. There were no adjustments to GAAP revenues in 2011 and 2010. “Non-GAAP net income” under the Bonus Plan means after-tax income excluding (i) restructuring costs, (ii) amortization of intangible assets, (iii) litigation benefit, (iv) stock-based compensation; (v) tax accrual reversal and (vi) transaction-related costs.

Notwithstanding that the Ariba Bonus Plan is structured as a performance-based bonus plan that is intended to pay upon achievement of pre-specified financial goals, as defined, the Compensation Committee retains discretionary authority under the terms of the plan to increase or reduce any annual bonus award based on criteria other than non-GAAP revenue and/or non-GAAP net income. The Compensation Committee has from time to time exercised its discretion under the bonus plan to vary the amounts actually paid from the amounts that would have been paid based solely upon formulaic application of performance objectives to target bonus amounts.

For fiscal year 2011, the Compensation Committee set the performance metrics under the Ariba Bonus Plan for the non-GAAP revenue component at $340 million and at $67 million for the non-GAAP net income component, with the actual performance level required to achieve maximum pay-out under the plan (at 200% of target) at $375 million for the non-GAAP revenue component and $78 million for the non-GAAP net income component, subject to achievement of minimum performance targets. The cash plan performance metrics were adjusted to account for the acquisition of Quadrem as part of the Company’s total performance and to exclude income from discontinued operations. In addition, the Compensation Committee excluded income from discontinued operations in determining achievement on the non-GAAP net income component (non-GAAP income from continuing operations). The target bonus amounts for each of the Executive Officers for fiscal year 2011 were as follows:

Mr. Calderoni (100% of base salary):	$675,000
Mr. Costello (75% of base salary):	$375,000
Mr. Rubaie (50% of base salary):	$200,000
Mr. Parker (59% of base salary):	$235,000

The Company achieved for fiscal year 2011 non-GAAP revenue of $443.8 million and non-GAAP net income from continuing operations of $77.0 million representing 39% growth in non-GAAP revenue and 21% growth in non-GAAP net income from continuing operations over the prior year’s results. Based on the Company’s fiscal year 2011 financial results, the Compensation Committee determined that the performance metrics for the year had been achieved at a combined rate of 166% (which reflects the average achievement on both goals as follows: 200% for the non-GAAP revenue component and 132% for the non-GAAP net income from continuing operations component). Had the Compensation Committee excluded the adjustment for the Quadrem acquisition and discontinued operations, total achievement under the cash plan for the combined Company would have been at the 196% level rather than the 166% level—See “Overview of 2011 Developments” above.

In December 2011, the Compensation Committee, aided by Mercer, reviewed the target bonus levels for the named executive officers with respect to fiscal year 2012 in light of our compensation philosophy and objectives. As a result of its review, the Compensation Committee continued the fiscal year 2011 target bonus levels for each of the named executive officers except for Mr. Costello. The Compensation Committee had previously reviewed Mr. Costello’s target bonus in August 2011 and determined that it should be adjusted from $375,000 to $500,000, which is 100% of his base salary, effective for fiscal year 2012. This adjustment was made after reviewing his fiscal year 2011 performance. As in fiscal year 2011, the fiscal year 2012 performance metrics under the Ariba Bonus Plan contain revenue and income components that are equally weighted.

Equity Incentive Programs

The Company relies upon equity-based awards as its primary form of long-term incentive compensation and each year as part of its annual compensation review process, the Compensation Committee considers the grant of equity awards to our named executive officers. The Compensation Committee believes that well-designed equity awards best align the interests of each named executive officer with those of our stockholders and provide added incentive for named executive officers to influence the strategic direction of the Company and to create and grow value for customers, stockholders and employees. The Committee works with Mercer to structure these incentives so that they focus the executive officers on achieving of the Company’s longer-term strategic initiatives. Since 2006, when the Company generally stopped granting stock options, our executive compensation programs have included restricted shares or restricted stock units, including performance stock unit awards. The amount of such awards granted to any individual named executive officer is generally based on the officer’s demonstrated performance, overall corporate performance, the amount and timing of prior awards to the individual officer, and the officer’s overall compensation and equity participation in the Company. Equity awards are generally performance-based, although grants made to newly-hired executive officers generally have time (service)-based vesting, rather than performance-based vesting conditions.

Early in each of fiscal years 2010 and 2011, the Compensation Committee has granted performance-based stock units to its executive officers. In connection with each of these annual grants, Mercer has reviewed with the Committee the structure of the Company’s long-term incentive compensation program and reported that compared to the peer group companies as a whole, Ariba delivers a greater percentage of total compensation in long-term incentives and that Ariba’s pay mix is more highly performance-based. This structure puts a significant portion of total compensation for our executive officers at risk and, in the Compensation Committee’s view, better aligns management’s incentives with stockholders’ interests than would a different balance of compensation components or other forms of long-term incentive compensation. Mercer has recommended that the Company continue to deliver a significant portion of the long-term incentive compensation in the form of performance-based equity awards, and in each year the Committee has agreed with Mercer’s recommendation.

Since fiscal year 2008, subscription software revenue (“SSR”) has been the primary performance metric used by the Compensation Committee with respect to the performance-based stock units granted each year (although an additional performance metric, network revenue, which is a component of SSR, was introduced in fiscal year 2011). The Company’s major strategic initiative over the last few years has been to transition from an enterprise software company, which primarily enters into perpetual or term licenses of its software solutions that are installed by its customers behind their fire walls, to an on-demand software company, which delivers its software solutions as a service. The Committee has relied upon SSR as the primary performance metric for its recent equity awards because SSR is a key metric of the success of this transition, which the Committee believes is critical for enhancing stockholder value over the longer term. The Committee also selected SSR because it is included in the Company’s audited financial statements and its public reports, so that stockholders can evaluate the performance metric.

Fiscal Year 2010 Performance Stock Unit Awards

The fiscal year 2010 performance stock unit awards included SSR as the sole performance metric determining the vesting of award shares. In November 2009, the Compensation Committee, aided by Mercer’s analysis and recommendations, made performance-based stock unit awards for fiscal year 2010 to our named executive officers that provided that, if target-level SSR performance for fiscal year 2010 was achieved, then each officer would be issued the following number of restricted stock unit shares: Mr. Calderoni, 330,033 shares; Mr. Costello, 156,766 shares; Mr. Parker, 90,759 shares; and Mr. Rubaie, 90,759 shares. The Compensation Committee set the share amounts for these awards based on the following dollar value at target-level achievement for the awards calculated based on the 30-day average closing price for the period preceding the date of grant as provided in our Equity Award Policy (discussed below): Mr. Calderoni: $4.0 million; Mr. Costello: $1.9 million; Mr. Rubaie: $1.1 million; and Mr. Parker: $1.1 million. Depending on the Company’s fiscal year 2010 SSR results, each named executive would be eligible to receive 0% to 200% of the shares underlying his fiscal year 2010 performance stock unit award.

In making these awards, the Compensation Committee determined that it would be a valuable retention device and help focus management on longer-term business strategy if all shares vesting under these awards would vest only after two years (in November 2011), rather than a portion of the shares after one year and the remainder after two years. In light of this longer vesting term that applied to all the awarded shares, the Compensation Committee determined that, in the event the Company failed to achieve sustained or improved SSR performance from fiscal year 2010 to 2011, at least 75% of the number of award shares determined based upon fiscal year 2010 achievement would vest, but only if the executive officer remained with Ariba through fiscal year 2011.

The fiscal year 2010 performance-based stock unit awards to named executive officers used a performance measurement period of one year due to the difficulty of determining multi-year performance targets in an uncertain economy, but with payouts after two years based on a minimum sustained performance level and continued service. Specifically, the Compensation Committee set with respect to the 2011 performance stock unit awards, target fiscal year 2010 SSR at $166 million (resulting in 100% achievement of target). This SSR level represented a 10% increase over $151 million of SSR achieved in fiscal year 2009 and a 48% increase over $112 million of SSR achieved in fiscal year 2008. The Compensation Committee also set the sustained SSR target for fiscal year 2011 at 102% of the actual amount of SSR achieved for fiscal year 2010, with performance below this level requiring that the number of shares that will vest be reduced by as much as 25% from the performance-adjusted amount.

In October 2010, the Compensation Committee determined achievement of fiscal year 2010 SSR at $174 million, which represents 15% growth over fiscal year 2009 SSR and achievement at the 153% performance level. Vesting of the fiscal year 2010 performance-based stock unit awards remained contingent upon the Company having sustained SSR performance for fiscal year 2011, as well as the executive officer’s remaining in service with Ariba until November 2011.

In November 2011, the Compensation Committee determined that sustained SSR target for fiscal year 2010 was met along with the requirement for continued service. Consequently, as a result of SSR performance for fiscal years 2010 and 2011, the total number of performance-based stock units in which each of our named executive officers vested under the fiscal year 2010 equity grants was as follows: Mr. Calderoni, 504,950 shares; Mr. Costello, 239,852 shares; Mr. Parker, 138,861 shares; and Mr. Rubaie, 138,861 shares.

Fiscal Year 2011 Performance Stock Unit Awards

In August and September 2010, Mercer reviewed the structure of the Company’s long term incentive compensation for the Compensation Committee. Consistent with Mercer’s recommendation for the fiscal year 2011 performance-based stock unit awards to named executive officers, the Compensation Committee continued to use a performance measurement period of one year due to the difficulty of determining multi-year performance targets in an uncertain economy, but with payouts after two years based on a minimum sustained performance level and continued service. During the review process, the Compensation Committee re-evaluated the performance criteria to be used with the Company’s long-term equity incentive awards and, with the concurrence of Mercer, determined that SSR continues to be an appropriate performance metric. In addition, the Compensation Committee considered the need for a second performance metric, because the Company’s strategic and operating plan has become increasingly focused on growth of its network operations. Network revenue includes network-related software fees paid by suppliers, buyers and third parties in connection with the use of the Company’s supplier trading network, and is a component of SSR. The Compensation Committee believes that focus on growth in network revenue is designed to add stockholder value, and position the Company strategically within its market vis-à-vis competitors. The Compensation Committee recognized that network revenue today accounts for a smaller portion of overall Company revenues, therefore the performance measure would need to ensure that this metric is not overweight in value.

As a result, the Compensation Committee determined to apply a network revenue metric as a second performance metric to the fiscal year 2011 performance-vesting stock units. The fiscal year 2011 performance stock unit awards weight the SSR performance metric at 75% and network revenue at 25% overall value.

In October 2010, the Compensation Committee, aided by Mercer’s analysis and recommendations, made performance-based stock unit awards for fiscal year 2011 to our named executive officers that provided that, if target-level SSR and network revenue performance for fiscal year 2011 is achieved, then each officer would be issued the following number of restricted stock unit shares: Mr. Calderoni, 230,681 shares; Mr. Costello, 126,874 shares; Mr. Parker, 63,437 shares; and Mr. Rubaie, 63,437 shares. The number of shares for each named executive officer is calculated as the target dollar value of the equity award for each individual divided by the average trading price of the Company’s common stock over the 30 days prior to the date of grant. The target dollar value of the equity award for each executive officer is as follows: Mr. Calderoni, $4.0 million; Mr. Costello, $2.2 million; Mr. Parker, $1.1 million; and Mr. Rubaie, $1.1 million.

As with the fiscal year 2010 performance stock unit awards, depending on the Company’s fiscal year 2011 results, each named executive will be eligible to receive 0% to 200% of the shares underlying his fiscal year 2011 performance stock unit award. The actual number of shares that will be issued to each officer will depend upon the Company’s actual achievement for fiscal year 2011 with respect to SSR (for 75% of the award shares) and network revenue (for 25% of the award shares). If the minimum fiscal year 2011 performance thresholds are reached, and if performance is sustained for 2012, and if the service conditions are met, all of the performance-adjusted shares underlying these awards will vest in November 2012.

Specifically, the Compensation Committee set, with respect to these performance stock unit awards, target fiscal year 2011 SSR at $199.0 million (resulting in 100% achievement of target). This SSR level represented a 14% increase over $174 million of SSR in fiscal year 2010 and a 32% increase over $151 million of SSR in fiscal year 2009. The Compensation Committee also set the sustained SSR target for fiscal year 2012 at 102% of the actual amount of SSR achieved for fiscal year 2011, with performance below this level requiring that the number of shares that will vest be determined in straight-line interpolation between 100% and 102% of fiscal year 2011 SSR performance with 75% of the share number determined based on fiscal year 2011 SSR achievement as the minimum number of shares that will vest if the service condition is satisfied. With respect to network revenue, the Compensation Committee set target fiscal year 2011 network revenue at $48.0 million (resulting in 100% achievement of target). This network revenue represented a 17% increase over $41.0 million of network revenue in fiscal year 2010 and a 49% increase over $32.2 million of network revenue in fiscal year 2009. The Compensation Committee also set the sustained network revenue target for fiscal year 2012 at 102% of the actual amount of SSR achieved for fiscal year 2011, with performance below this level requiring that the number of shares that will vest be determined in straight-line interpolation between 100% and 102% of fiscal year 2011 network performance with 25% of the share number determined based on fiscal year 2011 network revenue achievement as the minimum number of shares that will vest if the service condition is satisfied.

In October 2011, the Compensation Committee determined achievement of fiscal year 2011 SSR at $275.7 million, which represents 58% growth over fiscal year 2010 SSR and achievement at the 200% performance level and achievement of fiscal year 2011 network revenue of $119.7 million, which represents achievement at the 200% performance level. See “Overview of 2011 Company Developments” above for information about factors affecting the Company’s fiscal year 2011 performance. Based on fiscal year 2011 SSR and network revenue, the Compensation Committee determined that the performance metrics were achieved at the 200% performance level. In reaching this determination, the Committee considered that achievement would be at the 200% level regardless of whether the performance metrics were adjusted to account for the acquisition of Quadrem. Vesting of the fiscal year 2011 performance-based stock unit awards remains contingent upon the Company having sustained SSR and network revenue performance for fiscal year 2012, as well as the executive officer’s remaining in service with Ariba until November 2012. If those conditions are met, the executive officers would vest in the following amounts at that time: Mr. Calderoni 461,362 shares; Mr. Costello 253,748 shares; Mr. Parker and Mr. Rubaie, 126,874 shares.

Equity Award Policy

Committees. The Board of Directors approved an Equity Award Policy in February 2007 and amended it several times since adoption. The Equity Award Policy provides that equity awards may be granted by either the

Compensation Committee or the Equity Incentive Committee. The Equity Incentive Committee only has the authority to make grants to employees or consultants of the Company who are neither directors nor executive officers. The Compensation Committee may approve certain exceptions to the policy, but only at a time when trading in shares of the Company’s stock would be permitted under our trading policy. See “Corporate Governance—Board of Directors Meetings and Committees—Equity Incentive Committee.”

The Compensation Committee may only make grants at a committee meeting. The Equity Incentive Committee may make grants by written consent or at a meeting attended by an employee at the Vice President level or above who is not receiving a grant. If the Equity Incentive Committee makes grants by written consent, the consent must also be signed by an employee at the Vice President level or above who is not receiving a grant. Such additional signature is required in order to substantiate the date on which the Equity Incentive Committee acted.

Timing and pricing of grants. The Compensation Committee generally grants awards to new hires or to recently promoted employees not later than the first committee meeting on or after the employee’s first day of bona fide employment or the day of the employee’s promotion. The Equity Incentive Committee grants awards to new hires or to recently promoted employees on a periodic basis. Refresh grants are considered periodically by the applicable committee. With respect to annual refresh grants to executive officers, the Compensation Committee’s practice has been to grant such awards in connection with its annual compensation review process, generally late in the prior fiscal year or early in the applicable fiscal year. The Company does not have a policy related to the timing of equity award grants with the release of corporate information.

The 1999 Equity Incentive Plan provides that stock options be granted with an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant, which it defines as the closing sales price for the relevant date (or, if that is not a trading day, the on the next preceding trading day). The Company has not granted options since 2006. When the fair market value of a share of the Company’s Common Stock is to be calculated for purposes of converting a dollar amount into a number of restricted shares or stock units, the fair market value is deemed to be equal to the average of the closing sales prices of the Company’s Common Stock on the 30 consecutive trading days immediately preceding the date of grant.

Grant and vesting dates. The date of grant for an equity award is generally the date of the committee meeting approving the grant or the effective date of the written consent. The Company has a practice, for administrative convenience, of setting the vesting commencement date for awards granted within a quarter on a date in the middle of the second month of a fiscal quarter, irrespective of the date during the quarter on which the equity award was made.

Amendments to 1999 Equity Incentive Plan. The Compensation Committee has approved two amendments to the Company’s 1999 Equity Incentive Plan. The first amendment, which was requested by one of our largest institutional stockholders, imposes minimum vesting requirements on full-value awards (restricted stock and restricted stock unit awards) granted under the plan. Specifically, such awards that are subject only to time-based (service) vesting requirements must impose at least a 36-month vesting schedule from the vesting commencement date. Awards that vest on the basis of performance achievement must impose at least a 12-month vesting schedule from the applicable vesting commencement date. In addition to other defined exceptions, these new restrictions will not apply to 10% of the shares available for grant under the plan during any fiscal year. The second amendment is a technical amendment to the plan’s definition of “change in control” designed to ensure compliance with federal deferred compensation tax law.

Retention Arrangements, Including Post-Employment Compensation

The Compensation Committee has considered the advisability of using employment agreements to retain and incentivize the Company’s executive officers. When it has considered this issue from time to time, including during fiscal year 2011, it determined that such agreements, if they provide appropriately structured benefits, are in the best interests of the Company and its stockholders because they help the Company retain the best possible executive talent, obtain post-employment non-competition and non-solicitation covenants from executive officers, assure that the management team remains fully focused on and committed to the Company and its short- and long-term business objectives, promote continuity among the management team and facilitate the Board’s efforts at succession planning.

Mr. Calderoni and each of the other named executive officers are parties to severance or employment agreements with us. Under these agreements, the named executive officer will receive the benefits provided under the agreement if, within a certain period of time after a change in control, the officer’s employment is terminated without cause or the officer resigns for good reason. In addition, the officer will receive lesser benefits if he or she is terminated without cause or, in some cases, if the officer resigns for good reason, not in connection with a change in control.

The Compensation Committee believes that the change in control benefits serve to minimize the distraction caused by a potential transaction and reduce the risk that a key officer would leave the Company before a transaction closes. These benefits also ensure that officers will evaluate potential transactions on an objective basis. The material terms of each individual named executive officer’s severance and change in control benefits, including estimates of amounts payable in specified circumstances, are discussed in more detail under “Potential Payments Upon Termination or Change in Control” beginning on page 29. Additional background and explanation of the Compensation Committee’s reasons for approving these agreements may be found in our discussions of named executive officer compensation contained in proxy statements filed with the Securities and Exchange Commission in years past.

A key objective for the Board in 2011 has been to secure Mr. Calderoni’s continued service as Chief Executive Officer on an extended basis and provide for a smooth and orderly transition to a successor chief executive offer in the future. In forming this objective, the Board noted the following:

•	Mr. Calderoni has been instrumental in transforming the Company, whose stock price has significantly outperformed a peer group of comparable companies and the stock market as a whole in recent years;

•	Mr. Calderoni’s continued service as Chief Executive Officer is important to the Company’s continued success, particularly as it executes on its ongoing network services strategy;

•	given his role at the Company and its success in recent years, Mr. Calderoni is an attractive candidate for employment positions with other companies; and

•	the Company would benefit if he continues to serve in an executive capacity on a transitional basis after the Company appoints a new chief executive officer.

To achieve these objectives, the Compensation Committee worked with its compensation consultant and outside legal advisors, in consultation with the full Board, to structure a compensation and retention arrangement between the Company and Mr. Calderoni through the end of fiscal year 2016. At the conclusion of this process in October 2011, the Company entered into two new agreements with Mr. Calderoni. The first agreement is a five-year employment agreement (the “Employment Agreement”) and the second agreement is a retention agreement (the “Retention Agreement”).

The Employment Agreement anticipates that Mr. Calderoni will continue serving as Chief Executive Officer for the next 2 1/2 years and as Executive Chair of the Board of Directors for an additional 2 1/2 years thereafter. It sets forth his ongoing terms of compensation throughout that period, providing that his cash and target annual bonus will remain the same and that the target equity value of his annual long-term incentive compensation will increase from their fiscal year 2011 level by $500,000 to $4,500,000 in each of fiscal years 2012 and 2013 (during which years he will continue serving as CEO) and decrease thereafter. As incentive for Mr. Calderoni to complete the five-year period contemplated by the Employment Agreement, the Retention Agreement provides that he will be eligible to earn a $5.1 million payment at the end of fiscal year 2016. More detail regarding the Employment Agreement and Retention Agreement can be found in the narrative that follows the “Potential Payments Upon Termination or Change in Control” table on page 29.

Perquisites and Other Personal Benefits

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Except for specifically negotiated items, as described further below, or items that are immaterial in amount, the Company generally does not provide named executive officers with perquisites and other personal benefits that are not otherwise available to all employees.

As reflected in the Summary Compensation Table below, for fiscal year 2011, and pursuant to an arrangement negotiated at or around the time of his joining the Company, the Company reimbursed Mr. Costello for certain financial planning fees incurred. In addition, the Company reimbursed certain costs related to travel (for example, costs associated with airline club membership), professional organization membership or associated with the named executive officer’s or their spouse’s participation in certain events undertaken in connection with business meetings. To the extent these items are not disclosed in connection with the Summary Compensation Table for an individual, the amounts involved in aggregate fell below the required disclosure threshold.

The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a group life insurance plan, a long-term disability insurance plan, a 401(k) retirement savings plan that includes Company matching contributions, and other ancillary benefits plans and policies. In addition, from time to time the Company makes tickets to cultural and sporting events available to the named executive officers for business purposes. If not utilized for business purposes, they are made available to other employees, including named executive officers, for personal use.

Stock Ownership Guidelines

The Company adopted stock ownership guidelines that require all named executive officers to hold a minimum number of shares in the Company. The stock ownership guidelines are posted on the Company’s web site under Investor Relations/ Corporate Governance. The principal terms of the stock ownership guidelines are described beginning on page 7.

Transactions in Company Securities

The Company has a securities trading policy, which among other things prohibits employees, officers, and directors from engaging in any speculative or hedging transactions in the Company’s securities. Hedging transactions such as collars, and forward sale contracts, and similar arrangements or instruments designed to hedge or offset decreases in the market value of the Company’s securities are prohibited. No employee, including named executive officers, or directors may engage in short sales of Company securities, hold Company securities in a margin account or pledge Company securities as collateral for a loan.

Tax Implications of Executive Compensation

Deductibility of Executive Compensation

Under the federal tax laws, a publicly held company may not claim a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any fiscal year. To qualify for an exemption from the $1 million deduction limitation, the Company’s stockholders approved at the 2011 annual meeting of stockholders a limitation under the 1999 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an option granted until the first stockholder meeting in 2016 with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million limitation. Other components of the executive officers’ compensation, including base salary, cash bonuses, and income realized from restricted stock, stock unit awards, and performance stock unit awards, are subject to the $1 million limitation. In light of the Company’s substantial net operating loss carry-forwards, the impact of any loss of federal income tax deductions is expected to be deferred and therefore not currently material.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the federal tax code provide that certain individuals, including the named executive officers, could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that the Company or our successor could lose a deduction for the amounts subject to the additional taxes. In order to provide a compensation program that is fully aligned with stockholder interests in the evaluation of a potential transaction, we have provided our chief executive officer with a full gross-up under certain conditions for any additional tax amounts that he may be required to pay as a result of Section 4999. Our other named executive officers have a limited gross-up that provides for a gross-up payment if they receive parachute payments exceeding 330% of their average annual compensation in the change in control transaction. The gross-up, applicable to any amounts received in connection with a change in control, is payable pursuant to the severance and employment agreements described under “Severance or Employment Agreements.”

Compensation Recoupment Policy

The Compensation Committee has not adopted a policy on whether or not the Company will make retroactive adjustments to any cash or equity-based incentive compensation paid to the named executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. If required, the Compensation Committee will adopt a recoupment or “clawback” policy to comply with applicable law, in accordance with final rules expected to be issued by the Securities and Exchange Commission next year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement and based on this review, has recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and the Company’s annual report on Form 10-K.

Submitted by the Compensation Committee of the Ariba Board of Directors:

Richard F. Wallman, Chair

Karl E. Newkirk

Robert E. Knowling, Jr.

The foregoing Compensation Committee Report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION TABLES

2011 Summary Compensation Table

The following table sets forth information regarding compensation earned during fiscal years 2011, 2010 and 2009 by our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers, whom we refer to collectively as our named executive officers. The individuals listed in the table below were all our executive officers in fiscal year 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(5)	Total ($)
Robert M. Calderoni Chairman of the Board of Directors and Chief Executive Officer	2011 2010 2009	675,000 675,000 675,000	— — —	5,666,097 4,669,967 5,596,500	1,120,500 1,350,000 1,350,000	9,897 9,858 8,726	7,471,494 6,704,825 7,630,226

Ahmed Rubaie Executive Vice President and Chief Financial Officer	2011 2010 2009	400,000 400,000 400,000	— — 100,000	1,558,166 1,284,240 1,291,500	332,000 334,000 400,000	9,800 158,896 430,085	2,299,966 2,177,136 2,621,585

Kevin S. Costello President	2011 2010 2009	500,000 500,000 500,000	— — —	3,116,352 2,218,239 2,583,000	622,500 559,450 670,000	29,494 24,800 25,121	4,268,346 3,302,489 3,778,121

Kent L. Parker Chief Operating Officer	2011 2010 2009	400,000 375,000 350,000	— — —	1,558,166 1,284,240 1,894,200	390,100 392,450 470,000	9,800 9,800 9,800	2,358,066 2,061,490 2,724,000

(1)	Column reflects base salary earned during the last fiscal year and includes amounts deferred by the named executive officer in accordance with the provisions of the Company’s 401(k) Plan. Base salary constituted approximately the following percentages of total compensation for our named executive officers: Mr. Calderoni, 9.0%; Mr. Rubaie, 17.4%; Mr. Costello, 11.7%; and Mr. Parker, 17.0%.
(2)	The amounts reflected in this column are the grant date fair value in the period presented as determined pursuant to stock-based compensation accounting rule FASB ASC Topic 718, excluding the effects of estimated forfeitures. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal 2011 filed with the Securities and Exchange Commission on November 10, 2011. Additional information regarding the stock-based awards granted to our named executive officers during 2011 is set forth in the 2011 Grants of Plan-Based Awards Table.
(3)	The amounts reflected in this column are amounts paid after the end of fiscal year 2011 under the Ariba Bonus Plan—Executive Officers for performance in fiscal year 2011, as further described in “Compensation Discussion and Analysis—Compensation Components—Bonus” and the “Grant of Plan-Based Awards” table below. Cash bonuses paid under the Ariba Bonus Plan constituted approximately the following percentages of total compensation for our named executive officers: Mr. Calderoni, 15.0%; Mr. Rubaie, 14.4%; Mr. Costello, 14.6%; and Mr. Parker, 16.5%.
(4)	Upon achievement at the maximum performance level, the values would be as follows for 2011: Mr. Calderoni, $9,065,763; Mr. Rubaie, $2,493,074; Mr. Costello, $4,986,148; and Mr. Parker, $2,493,074.
(5)	For fiscal 2011, this column includes:
a.	Company matching contributions under the 401(k) Plan of $9,897 for Mr. Calderoni, $9,800 for Mr. Rubaie, Mr. Costello and Mr. Parker. Similar to our other employees, named executive officers are also eligible to participate in our 401(k) Plan. At the end of each quarter, we contribute shares of Ariba common stock. Each eligible employee, including executive officers, is allocated a number of shares having a value equal to 100% of their contributions (up to 3% of their eligible compensation) plus 50% up to the next 2% of eligible compensation into the 401(k) Plan per quarter.

b.	The reimbursement of fees for personal financial services in the amount of $15,000 for Mr. Costello.
c.	The combined reimbursement of $4,694 for Mr. Costello’s spouse for President’s Club, a company sponsored event for certain top-performing employees in sales and other functions, as well as management for the Company and additional reimbursement for travel and entertainment expenses for his spouse related to a company sponsored event.

2011 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended September 30, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert M. Calderoni	10/5/2010	675,000	1,350,000	86,505	288,351	461,362	5,666,097
Ahmed Rubaie	10/5/2010	200,000	400,000	23,789	79,296	126,874	1,558,166
Kevin S. Costello	10/5/2010	375,000	750,000	47,578	158,593	253,748	3,116,352
Kent L. Parker	10/5/2010	235,000	470,000	23,789	79,296	126,874	1,558,166

(1)	These columns represent possible payouts pursuant to the Company’s annual cash incentive bonus plan, the Ariba Bonus Plan—Executive Officers, for fiscal year 2011 performance. The actual payments under these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. Actual payment reflected performance achievement at the 200%, or maximum, level for Mr. Calderoni and at the 166% level for each other named executive officer, as further described in “Compensation Discussion and Analysis—Compensation Components—Bonus.”
(2)	These amounts represent the potential long-term incentives payable pursuant to performance stock units granted in fiscal year 2011 under the Company’s 1999 Equity Incentive Plan. These awards incorporate performance goals relating to fiscal year 2011 and 2012 performance. Under these arrangements, the Compensation Committee established a series of performance targets based on our SSR and network revenue for each fiscal year, with the awards providing for payouts ranging from 0% to 200% of the target amount. Achievement of the fiscal year 2011 performance goal was confirmed at the 200% level, which means that provided the named executive officer continues in service with us through November 15, 2012, he will be issued at least 75% of the shares calculated at the 200% achievement level, and might be issued additional shares depending upon the level of fiscal year 2012 SSR achievement and network revenue, all as further described in “Compensation Discussion and Analysis—Compensation Components—Equity Incentive Programs—Fiscal Year 2011 Performance Stock Unit Awards.”
(3)	Represents the aggregate grant date fair value of each performance stock unit award based upon the probable outcome of the performance targets, determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at September 30, 2011.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert M. Calderoni	504,951	(1)	13,992,192	461,362	(2)	12,784,341
Ahmed Rubaie	138,862	(1)	3,847,866	126,874	(2)	3,515,679
Kevin S. Costello	239,852	(1)	6,646,299	253,748	(2)	7,031,357
Kent L. Parker	138,862	(1)	3,847,866	126,874	(2)	3,515,679

(1)	This represents the number of unvested units subject to the fiscal year 2010 Performance Stock Unit awards granted under the Company’s 1999 Equity Incentive Plan with performance-based vesting conditions based on SSR achieved during fiscal years 2010 and 2011. Achievement of the fiscal year 2010 performance goal with respect to these awards was confirmed at the 153% level based on fiscal year 2011 SSR achievement. As a result of each named executive officer continuing in service with us through November 15, 2011, each award was settled for 100% of the underlying shares calculated at the 153% attainment level.
(2)	This represents the number of unvested units subject to the fiscal year 2011 Performance Stock Unit awards granted under the Company’s 1999 Equity Incentive Plan with performance-based vesting conditions for (a) 75% of the units subject to the award based on SSR, and (b) the remaining 25% of the units subject to the award based on network revenue achieved during fiscal years 2011 and 2012. Achievement of the fiscal year 2011 performance goals with respect to these awards was confirmed at the 200% level. As a result, if each named executive officer continues in service with us through November 15, 2012, he will be issued at least 75% of the shares calculated at the 200% achievement level. Additional shares might be issued depending upon the level of fiscal year 2012 SSR and network revenue achievements, all as further described in “Compensation Discussion and Analysis—Compensation Components—Equity Incentive Programs—Fiscal Year 2011 Performance Stock Unit Awards” and in the “Grant of Plan-Based Awards” table above.

Stock Vested in Fiscal Year 2011

The following table sets forth certain information concerning value realized upon vesting by our named executive officers during fiscal 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert M. Calderoni(1)	622,482	12,947,626
Ahmed Rubaie(2)	159,277	3,353,735
Kevin S. Costello(1)	294,990	6,135,792
Kent L. Parker(1)	204,994	4,263,875

(1)

The shares in this balance represent the remaining 67% of the fiscal year 2009 performance stock unit award granted under the Company’s 1999 Equity Incentive Plan with performance-based vesting conditions based on SSR achieved during fiscal years 2009; the final 33% of the fiscal year 2008 performance stock unit award granted under the Company’s 1999 Equity Incentive Plan with performance-based vesting conditions based on SSR achieved during fiscal years 2008; and the final 33% of the shares remaining under a time-based restricted stock award granted to the named executive officers in October 2007.
(2)	The shares in this balance represent the remaining 67% of the vested units subject to the fiscal year 2009 performance stock unit awards granted under the Company’s 1999 Equity Incentive Plan with performance-based vest conditions based on SSR achieved during fiscal years 2009 and 2010; and the third, and final, 33% of the shares remaining under a time-based restricted stock award granted to the named executive officer in July 2007 as part of his employment agreement.

Potential Payments Upon Termination or Change In Control

The following table shows the potential payments that would be made upon a termination of employment in the circumstances described below under “Severance or Employment Agreements.” The amounts shown assume that the employment termination was effective on September 30, 2011, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards.

	Termination Within 12 Months After Change in Control for Reason Other than Cause, Disability, or for Good Reason					Termination Before, or More than 12 Months After, Change in Control
	Salary & Bonus ($)(1)	Vesting of Stock Awards ($)(2)(3)	Tax Gross Up ($)	Benefit Continuation ($)(4)	Total ($)	Salary & Bonus ($)(5)	Vesting of Stock Awards ($)(2)(6)	Benefit Continuation ($)(7)	Total ($)
Robert M. Calderoni(8)	3,375,000	26,776,519	0	18,220	30,169,739	2,025,000	20,384,349	18,220	22,427,569
Ahmed Rubaie	1,200,000	7,363,524	0	18,220	8,581,744	600,000	3,847,846	12,147	4,459,993
Kevin S. Costello	2,187,500	13,677,655	0	16,018	15,881,173	875,000	6,646,298	10,679	7,531,977
Kent L. Parker	952,500	7,363,524	0	17,530	8,333,554	635,000	3,847,846	11,687	4,494,533

(1)	Amounts shown represent a cash lump sum payment equal to a multiple of base salary plus annual target bonus. The multiple is 250% in the case of Messrs. Calderoni and Costello, 200% in the case of Mr. Rubaie, and 150% in the case of Mr. Parker.
(2)	These amounts represent the number of unvested shares of restricted stock and restricted stock units, multiplied by the closing sales price of our Common Stock on September 30, 2011, the last business day of the fiscal year, as quoted on the Nasdaq Global Select Market.
(3)	The terms of the “Fiscal Year 2010 Performance Stock Agreement” provide that if a Change in Control (as defined in the Severance or Employment Agreement for each executive officer described in “Severance or Employment Agreements” below) occurs and the executive officer becomes entitled to accelerated vesting under the Severance Agreement after the Change in Control but before October 1, 2011, then 100% of the total number of units earned under the fiscal year 2010 schedule will continue to vest. The terms of the “Fiscal Year 2011 Performance Stock Units Agreement” provide that if a Change in Control (as defined in the Severance or Employment Agreement for each executive officer described in “Severance or Employment Agreements” below) occurs and the executive officer becomes entitled to accelerated vesting under the Severance or Employment Agreement after the Change in Control but before October 1, 2010, then the fiscal year 2011 performance based vesting conditions will be disregarded and 200% of the targeted units will become entitled to accelerated vesting.
(4)	Benefit continuation payments are equal to the employer portion of the cost of the named executive officer’s benefits based upon 2011 benefit rates for 18 months (24 months in the case of Mr. Rubaie; provided however, that the period of COBRA continuation coverage is limited to 18 months by law).
(5)	Amounts shown represent a severance payment equal to a continuation payment of the named executive officer’s base salary plus annual target bonus as of September 30, 2011 for one year (18 months in the case of Mr. Calderoni).
(6)	The terms of the “Fiscal Year 2010 Performance Stock Unit Agreement” provide that if no Change in Control occurs and the executive officer becomes entitled to accelerated vesting (or continued vesting during a defined Continuation Period) under the Severance Agreement before October 1, 2011, then, for the purpose of calculating the number of shares eligible for vesting acceleration or vesting continuation under the Severance Agreement, the 2010 performance-based vesting condition will be deemed to have been met. The terms of the “Fiscal Year 2011 Performance Stock Unit Agreement” provide that if no Change in Control occurs and the executive officer becomes entitled to accelerated vesting (or continued vesting during a defined Continuation Period) under the Severance Agreement before October 1, 2011, then, for the purpose of calculating the number of shares eligible for vesting acceleration or vesting continuation under the Severance Agreement, the 2011 and 2012 performance-based vesting condition will be deemed to have been met at 100%.
(7)	Benefit continuation payments are equal to the employer portion of the cost of the named executive officer’s benefits based upon 2011 benefit rates for 12 months (18 months in the case of Mr. Calderoni).
(8)	Had Mr. Calderoni’s new Employment and Retention Agreements been in effect on September 30, 2011, and had Mr. Calderoni died, become permanently disabled or experienced an involuntary termination, or had the Company become subject to a change in control on that date then in addition to the amounts set forth in the table above, he would have become entitled to receive an additional lump-sum cash payment of $5.1 million provided for under the Retention Agreement. Although his Severance Agreement entitles him to receive an additional tax gross-up payment to the extent his benefits are subject to a federal parachute excise tax in connection with a change in control of the Company, this excise tax would not have been triggered and no gross-up payment due had it been a change in control that triggered payments on September 30, 2011 under his agreements.

Retention, Employment and Severance Agreements

A summary of each of the named executive officer’s severance or employment agreements is as follows:

Robert M. Calderoni

In October 2011, the Company entered into a five-year employment agreement (the “Employment Agreement”), effective as of the beginning of fiscal year 2012, with Mr. Calderoni whereby he is anticipated to continue serving as Chief Executive Officer for the next 2 1/2 years and as Executive Chair of the Board of Directors for an additional 2 1/2 years thereafter. Under this Employment Agreement, his annual base salary ($675,000) and target incentive cash compensation (100% of base salary, with the possibility of 200% of base salary upon over-achievement) will remain throughout this expected five-year period at the same levels as have applied since fiscal year 2008 and his target long-term incentive equity compensation would increase from $4.0 million in fiscal 2011 to $4.5 million in fiscal years 2012 and 2013 and decrease to $4.0 million in fiscal year 2014 and to $2.0 million in years 2015 and 2016. These payments are not guaranteed, and the Company retains the right to terminate Mr. Calderoni’s employment at any time, subject to any rights he may have under his existing severance agreement, which remains in place including after he becomes Executive Chair, and also subject to any rights he may have under the Retention Agreement described below.

In addition, as incentive for Mr. Calderoni to complete the requested five-year employment period covered by the Employment Agreement, the Company has agreed to pay Mr. Calderoni $5.1 million at the end of that service period. Under the terms of the Retention Agreement, he will receive this payment only if he serves the full five-year term of the Employment Agreement, with payment made at the end of the five-year term, however earlier payment of the full amount will occur if, while he remains in service, he were to die, become permanently disabled or experience an involuntary termination, or if the Company were to be subject to a change in control. For purposes of the Retention Agreement, “involuntary termination” of Mr. Calderoni’s employment is defined as termination by the Company or an acquirer without cause, his not being re-appointed or re-elected to the Board once he transitions to the Executive Chair role, or the Company’s breach of certain of its obligations under the Employment Agreement to provide him with any benefits or amounts he has earned under that agreement. “Cause” for termination of employment under this agreement would generally require his gross negligence, intentional misconduct, misuse of Company proprietary information, breach of Company policy causing material injury to the Company or conviction of a felony, while a change in control of the Company is generally defined in the same manner as in his existing severance agreement except that the Retention Agreement incorporates a lower threshold in the event of an asset sale (as permitted under applicable tax regulations). The Retention Agreement also contains three-year non-solicitation and non-competition covenants.

Further background on the Employment Agreement and Retention Agreement is included in the section entitled “Executive Compensation and Related Information—Compensation Discussion and Analysis—Retention Arrangements, Including Post-Employment Compensation” above.

In August 2008, the Company entered into a severance agreement with Mr. Calderoni. If the Company terminates his employment for a reason other than cause or disability, the severance agreement provides for a continuation of cash compensation (base salary plus target bonus), additional service credit under outstanding equity awards, an opportunity to exercise any outstanding options for an extended period of time following termination and the payment of COBRA premiums, with the relevant period for each of these components being 18 months. These benefits are contingent on Mr. Calderoni’s executing a general release of claims and complying with certain restrictive covenants which include a prohibition on soliciting the Company’s employees to work for another employer, competing with the Company, working for certain specified companies or any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities, and disparaging the Company or its directors, officers, or employees. Finally, Mr. Calderoni is required to facilitate the transition of his duties to his successor.

In addition, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has failed to appoint him as the chief executive officer (or once he becomes Executive Chair under the terms of the Employment Agreement) of a public corporation or has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum cash payment equal to 250% of his annual cash compensation (base salary plus target bonus), full vesting of his outstanding equity awards, an opportunity to exercise any outstanding options for 30 months following termination, and payment of COBRA premiums for a period of 18 months.

Should any of the severance benefits constitute a parachute payment under Section 280G of the Internal Revenue Code, the severance agreement also provides that Mr. Calderoni will receive a full tax gross-up with respect to the excise tax he would incur on such parachute payment under Section 4999 of the Code. However, such tax gross-up will not be paid if Mr. Calderoni’s severance benefits or other parachute payments could be reduced by an amount up to $25,000 so as to avoid the imposition of the excise tax on Mr. Calderoni.

Ahmed Rubaie, Kevin S. Costello, and Kent L. Parker

In 2008, the Company entered into either an employment or severance agreement with each of Messrs. Rubaie, Costello, and Parker. In general, if the Company terminates a named executive officer’s employment for a reason other than cause or disability, then the agreements provide for a continuation of cash compensation (base salary plus target bonus), additional service credit under outstanding equity awards, an opportunity to exercise any outstanding options for an extended period of time following termination, and the payment of COBRA premiums, with the relevant period for each of these components being 12 months. Mr. Costello is also entitled to the foregoing benefits if he resigns for good reason (as discussed below) at any time.

In addition, if within 12 months after the Company has been subject to a change in control, the Company terminates the employment of one of these named executive officers for a reason other than cause or disability or the named executive officer resigns for good reason, then the agreements provide for a lump sum cash payment based on a multiple of annual base salary and target bonus, full vesting of outstanding equity awards, an extended opportunity to exercise any outstanding options following termination, and the payment of COBRA premiums. In addition, should any of the foregoing severance benefits constitute a parachute payment under Section 280G of the Internal Revenue Code, then each named executive officer will receive a full tax gross-up with respect to the excise tax imposed by Section 4999 of the Code. However, such tax gross-up will not be paid if severance benefits or other parachute payments could be reduced by no more than 10% of the dollar amount of severance benefits or other parachute payments that could be provided without the incurrence of such excise tax. In such an event, the named executive officer’s severance or other parachute payments will be reduced in an amount to eliminate any parachute payments and avoid the imposition of the excise tax and a tax gross-up payment.

For purpose of the foregoing agreements, good reason is generally defined as a resignation after the Company or its successor has reduced the authority of the supervisor to whom the named executive officer is required to report, reduced compensation, or relocated the officer’s place of employment by more than 50 miles.

The material terms of the employment or severance agreements for Messrs. Rubaie, Costello, and Parker are summarized in the following table:

	Terminations Before or More than 12 Months After Change in Control		Terminations Within 12 Months After Change in Control for Reason Other than Cause, Disability, or for Good Reason
Name and Form of Severance Payment	For Reason Other than Cause or Disability	For Good Reason
Ahmed Rubaie
• Cash	12 Months Continuation of Base Salary & Target Bonus	—	Lump Sum 200% Base Salary + Target Bonus
• Equity Award Vesting	12 Months Service Credit	—	Full Acceleration
• Post-Employment Exercise Period for Options	12 Months	—	24 Months
• COBRA Premiums	12 Months	—	24 Months
• 280G Tax Gross- Up?	No	No	Yes

Kevin S. Costello
• Cash	12 Months Continuation of Base Salary & Target Bonus	12 Months Continuation Base Salary & Target Bonus	Lump Sum 250% Base Salary + Target Bonus
• Equity Award Vesting	12 Months Service Credit	12 Months Service Credit	Full Acceleration
• Post-Employment Exercise Period for Options	12 Months	12 Months	30 Months
• COBRA Premiums	12 Months	12 Months	18 Months
• 280G Tax Gross-Up?	No	No	Yes

Kent L. Parker
• Cash	12 Months Continuation of Base Salary & Target Bonus	—	Lump Sum 150% Base Salary + Target Bonus
• Equity Award Vesting	12 Months Service Credit	—	Full Acceleration
• Post-Employment Exercise Period for Options	12 Months(1)	—	18 Months
• COBRA Premiums	12 Months	—	18 Months
• 280G Tax Gross-Up?	No	No	Yes

(1)	Mr. Parker’s employment agreement provides that his options remain exercisable until the later of (a) 12 months following his termination of employment, or (c) at least 3 months after they would otherwise become exercisable.

Each of the foregoing severance benefits outside of the change in control context is contingent on the named executive officer’s executing a general release of claims and complying with certain restrictive covenants which include a prohibition on soliciting the Company’s employees to work for another employer, competing with the Company, working for certain specified companies or any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities, and disparaging the Company or its directors, officers, or employees. Finally, each named executive officer is required to facilitate the transition of his duties to his successor.

DIRECTOR COMPENSATION

2011 Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors in fiscal year 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Harriet Edelman	93,500	$107,792	201,292
Robert D. Johnson	87,500	$107,792	195,292
Richard A. Kashnow	106,000	$107,792	213,792
Robert E. Knowling, Jr.	125,000	$107,792	232,792
Thomas F. Monahan	116,500	$107,792	224,292
Karl E. Newkirk	103,500	$107,792	211,292
Richard F. Wallman	114,000	$107,792	221,792

(1)	The amounts reflected in this column are the grant date fair value in the period presented as determined pursuant to stock-based compensation accounting rule FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in valuing stock-based awards reported in these columns are discussed in Note 1 to the Company’s consolidated financial statements for the fiscal year ended September 30, 2011, included in the Company’s annual report on Form 10-K filed on November 10, 2011. Additional information regarding the stock-based awards granted to our non-employee directors during 2011 is set forth below.

Additional Information With Respect to Director Equity Awards

The date of grant, the number of shares included in each grant, the grant date fair value of each grant and the aggregate number of shares outstanding on September 30, 2011, were as follows:

Name	Date of Grant	Number of Shares Granted	Grant Date Fair Value ($)	Aggregate Number of Shares Outstanding on 9/30/2011
Harriet Edelman	1/18/2011	4,269	$107,792	4,269
Robert D. Johnson	1/18/2011	4,269	$107,792	4,269
Richard A. Kashnow	1/18/2011	4,269	$107,792	66,769
Robert E. Knowling, Jr.	1/18/2011	4,269	$107,792	10,935
Thomas F. Monahan	1/18/2011	4,269	$107,792	66,769
Karl E. Newkirk	1/18/2011	4,269	$107,792	83,785
Richard F. Wallman	1/18/2011	4,269	$107,792	29,269

For fiscal year 2011, non-employee members of the Board of Directors received a retainer of $50,000 per year, paid in quarterly installments following the end of each quarter. The Company’s lead independent director (currently Robert E. Knowling, Jr.) received an additional retainer of $30,000 per year, also paid in quarterly installments. The Company paid retainer fees to the chairs of its committees, including a $25,000 per year retainer fee for the Audit Committee chair, a $15,000 per year retainer fee for the Compensation Committee chair, and a $10,000 per year retainer fee for the Corporate Governance and Nominating Committee chair, also paid in quarterly installments. Directors received a fee of $2,500 for each meeting of the Board of Directors that they attended and a fee of $1,500 for each meeting of a committee of the Board of Directors that they attended.

As of October 1, 2011, the Board of Directors adopted an amended compensation program for non-employee members of the Board. Beginning with fiscal year 2012, the committee chair retainer fee changed to $15,000 per year for the Audit Committee chair and $5,000 per year for the Corporate Governance and Nominating Committee chair, each paid in quarterly installments. The meeting fee changed to $1,500 for each committee meeting in excess of 24 total committee meetings during a fiscal year. In addition the grant date fair market value for each grant of restricted stock units to new non-employee directors when they first join the Board and to continuing non-employee directors as an annual equity grant increased from $100,000 to $220,000. The method for determining the number of shares subject to these awards is the same as applies to restricted stock unit grants to our executive officers (as described in Compensation Discussion and Analysis). Each initial and annual grant of restricted stock units continue to vest on the first anniversary of the date of grant, provided that the recipient remains in the Company’s service on the vesting date, subject to full acceleration upon a change in control of the Company. Each non-employee director received the annual grant at the time of our 2011 annual meeting of stockholders (based upon the prior program’s $100,000 grant date fair value formula).

TRANSACTIONS WITH RELATED PERSONS

Review, approval or ratification of transactions with related persons

The Board of Directors has adopted a policy for the review of related person transactions. This policy is posted on our web site at www.ariba.com.

The Audit Committee reviews and approves all related person transactions in which we are or will be a participant. It is the Company’s general policy to approve, enter into and/or ratify related person transactions only when the Company determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a Related Person, as defined below, had or will have a direct or indirect material interest and that exceeds $120,000 are subject to the Audit Committee’s review.

A “Related Person” means (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

After review, the Audit Committee shall approve or disapprove such related person transactions and at each subsequent regular meeting, management shall update the Audit Committee if there has been any material change to those existing or proposed transactions.

Transactions with Related Persons

Since the beginning of fiscal year 2011, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Legal Proceedings Involving Directors and Executive Officers

There are no material pending legal proceedings to which any director or executive officer of the Company is a party adverse to the Company or to which any director or executive officer has a material interest adverse to the Company.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is asking stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosure includes the “Compensation Discussion and Analysis” and the “Executive Compensation Tables” sections of this Proxy Statement as they relate to our named executive officers, pursuant to rules promulgated by the Securities and Exchange Commission. This Proposal No. 2, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation programs.

As described in detail above in the section entitled “Compensation Discussion and Analysis,” our executive compensation programs are designed to recognize, reward, and provide incentives for exceptional performance, in particular the Company’s financial and operating results. The goal of our compensation programs for our named executive officers is to create long-term value for our stockholders by aligning our named executive officers’ interests with those of our stockholders and encouraging both the performance by and retention of our named executive officers. Please read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections for additional details about our executive compensation programs, including information about the compensation of our named executive officers with respect to the fiscal year ended September 30, 2011.

We recommend that you vote “FOR” the following resolution at the Annual Meeting:

RESOLVED: That the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

Since a vote on this Proposal 2 is an advisory vote, the outcome of this vote is not binding. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions of our stockholders on this Proposal No. 2 and will consider the outcome of the vote on this Proposal No. 2 when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory, non-binding basis, the frequency of stockholder votes on compensation of our named executive officers as disclosed in this Proxy Statement, which disclosure includes the “Compensation Discussion and Analysis” and the “Executive Compensation Tables” sections of this Proxy Statement as they relate to our named executive officers, pursuant to rules promulgated by the Securities and Exchange Commission. This Proposal No. 3, commonly known as a “Say-When-on-Pay” proposal, gives our stockholders the opportunity to express their views on whether they would prefer that we hold an advisory vote on executive compensation every year, every other year or every three years.

The Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company at this time. In reaching this determination, the Board considered that conducting an annual advisory vote on executive compensation would provide the Compensation Committee with more frequent information. The Board also considered that its compensation cycle is on an annual basis. The Compensation Committee values the views of our stockholders in these votes and will consider the outcome of these votes in making decisions on executive compensation. Accordingly, the Board of Directors recommends that you vote for an annual advisory vote on executive compensation.

You will be able to specify one of four choices for this proposal on the proxy card: you may elect that we hold an advisory vote on executive compensation every year, every other year, or every three years, or you may abstain from voting.

This vote is advisory, and therefore not binding on us. However, our Board of Directors and our Compensation Committee will consider the outcome of the vote when making future decisions on the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “EVERY YEAR” FOR FUTURE ADVISORY STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, on the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal year 2012. Ernst & Young has audited the Company’s consolidated financial statements since February 2006. Although stockholder approval of the Board of Director’s selection of Ernst & Young is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Board of Directors recommends a vote “FOR” the approval of Ernst & Young as our independent registered public accounting firm for the fiscal year ending September 30, 2012.

Independent Registered Public Accounting Firm Fees

The following table summarizes the fees of Ernst & Young, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

	FY 2011	FY 2010
Audit Fees Excluding Audit-Related(1):	$1,167,974	$1,232,848
Audit-Related Fees(2):	264,076	386,315
Tax Fees(3):	61,049	3,875
Total Worldwide Fees	$1,493,099	$1,623,038

(1)	Audit fees consisted of audit work performed in the preparation of consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits or accounting consultations necessary to render related audit opinions.
(2)	Audit related fees for fiscal 2011 and 2010 were primarily for services related to the divestiture of our sourcing services business and due diligence services related to acquisitions.
(3)	Tax fees for fiscal 2011 and 2010 consisted of tax compliance services.

Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by the Company’s principal accountants be approved in the advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting.

All audit and non-audit services performed by the Company’s principal accountants were approved in advance by the Audit Committee without subsequent ratification pursuant to the De Minimis Exception.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Pursuant to the charter, the Audit Committee selects the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal controls. The Company’s independent registered public accounting firm are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU Section 380.

The Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by PCAOB, Rule 3526, and the Audit Committee discussed with the independent registered public accounting firm their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the expertise and knowledge of management, the internal registered public accounting firm and the independent registered public accounting firm in carrying out their oversight responsibilities. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that the Company’s registered public accounting firm are in fact “independent.”

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the Securities and Exchange Commission.

Each of the members of the Audit Committee is independent as defined under the listing standards of The Nasdaq Select Global Market.

Submitted by the Audit Committee of the Board of Directors:
Thomas F. Monahan, Chair Richard A. Kashnow Robert D. Johnson Harriet Edelman

The foregoing Audit Committee Report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their fiscal year 2011 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2011, the Company believes that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year, except each of Mssrs. Johnson, Kashnow, Knowling, Monahan, Newkirk and Wallman and Ms. Edelman made one late filing related to the grant of their 2011 Restricted Stock awards. All of the late filings are attributable to the Company’s administrative errors.

Availability of Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including our consolidated financial statements contained therein, is available free of charge on the Investor Relations section of our web site at http://www.ariba.com or through the Securities and Exchange Commission’s electronic data system at http://www.sec.gov. TO REQUEST A PRINTED COPY OF OUR ANNUAL REPORT, WHICH WE WILL PROVIDE TO YOU FREE OF CHARGE, EITHER: WRITE TO ARIBA’S INVESTOR RELATIONS DEPARTMENT AT ARIBA, INC., 910 HERMOSA COURT, SUNNYVALE, CA 94085, CALL US AT (650) 390-1000 OR E-MAIL US AT Investor@ariba.com.

Stockholder Proposals for 2013 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy statement and form of proxy for presentation at the Company’s 2013 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its principal executive offices at 910 Hermosa Court, Sunnyvale, California 94085, Attn: General Counsel, not later than August 10, 2012. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act are required to provide the information required by the Company’s bylaws and give timely notice to the Secretary of the Company in accordance with the Company’s bylaws at the aforementioned address not less than October 24, 2012 nor more than September 24, 2012. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary of the Annual Meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the date 90 days prior to the meeting, and (ii) the date 10 days after public announcement of the meeting date. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Stockholders may contact the Secretary of the Company at the Company’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Other Business

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors

Ahmed Rubaie
Executive Vice President and Chief Financial Officer

Sunnyvale, California

December 8, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, OR, IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, BY PROMPTLY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 2 OF THE 2012 PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

ARIBA, INC.

ATTN: Michelle Romero

910 Hermosa court

SUNNYVALE, CA 94089

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Harriet Edelman 02 Richard A. Kashnow 03 Robert D. Johnson

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

2. Advisory vote to approve the compensation of the named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain

3. Advisory vote on the frequency of future advisory votes to approve the compensation of the named executive officers.

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.

(see reverse for instructions) Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

ARIBA, INC.

Annual Meeting of Shareholders January 20, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned holder of common stock (the “Common Stock”), par value $0.002, of Ariba, Inc. (the “Company”) hereby appoints Robert M. Calderoni and Ahmed Rubaie, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on January 20, 2012 at 10:00 a.m. local time, at ARIBA, 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED IN THE PROXY STATEMENT, FOR AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR ONE YEAR ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Chief Financial Officer of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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